As filed with the Securities and Exchange Commission on February 22, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RE/MAX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0937145
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5075 South Syracuse Street
Denver, Colorado 80237
(303) 7770-5531

(Address, including zip code, of principal executive offices)

Restricted Stock Unit Inducement Award Agreement (Time-Vested)

Restricted Stock Unit Inducement Award Agreement (Performance-Vested)

(Full title of the plan)

Erik Carlson
Chief Executive Officer
5075 South Syracuse Street
Denver, Colorado 80237
(303) 770-5531

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Gavin B. Grover, Esq.

John M. Rafferty, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of RE/MAX Holdings, Inc., a Delaware corporation (the “Registrant”), issuable pursuant to the following inducement awards made to Erik Carlson to induce Mr. Carlson to accept employment with the Registrant on November 13, 2023: (i)  restricted stock units (“RSUs”) covering 93,815 shares of Common Stock, which RSUs are scheduled to vest on November 13, 2024; (ii)  RSUs covering 193,549 shares of Common Stock, which RSUs are scheduled to vest in equal installments on March 1, 2025, March 1, 2026, and March 1, 2027; and (iii) RSUs covering 580,648 shares of Common Stock (the “performance-vesting award”), which RSUs are subject to vesting based on the price of the Common Stock during a performance period from the date of grant through December 31, 2027 (which number of shares represents the maximum number of shares under such performance-vesting award). The inducement awards were approved by the Registrant’s Board of Directors in compliance with and in reliance on New York Stock Exchange Rule 303A.08. The inducement awards were granted outside of the Registrant’s 2023 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the person to whom the inducement awards have been granted as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the United States Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024.

b.	The description of the Registrant’s Class A Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024, which description is incorporated herein by reference.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such report or other document. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides for such limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Bylaws of the Company provide for the indemnification of officers and directors acting on the Company’s behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, a form of which has been filed with the SEC. Such agreements may require the Company, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company maintains insurance on behalf of itself and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1*	Amended and Restated Certificate of Incorporation of RE/MAX Holdings, Inc.	10-Q	001-36101	3.1	11/14/2013
4.2*	Bylaws of RE/MAX Holdings, Inc.	8-K	001-36101	3.1	2/22/2018
4.3*	Amendment No. 1 to Amended and Restated Bylaws of RE/MAX Holdings, Inc.	8-K	001-36101	3.1	5/31/2023
4.4*	Form of RE/MAX Holdings, Inc. Class A common stock certificate.	S-1	333-190699	4.1	9/27/2013
5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm.
23.2	Consent of KPMG LLP, independent registered public accounting firm.
23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1*	Form of Award Agreement - Time-Based RSU Awards.	8-K	001-36101	10.2	11/13/2023
99.2*	Form of Award Agreement - Performance-Based RSU Award.	8-K	001-36101	10.3	11/13/2023
107	Filing Fee Table.

*	Incorporated by reference to exhibits previously filed.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 22, 2024.

RE/MAX HOLDINGS, INC.

By:	/s/ Karri R. Callahan
Karri R. Callahan
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erik Carlson and Karri R. Callahan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Erik Carlson	Director and Chief Executive Officer	February 22, 2024
Erik Carlson	(Principal Executive Officer)

/s/ Karri R. Callahan	Chief Financial Officer	February 22, 2024
Karri R. Callahan	(Principal Financial Officer)

/s/ Leah R. Jenkins	Chief Accounting Officer	February 22, 2024
Leah R. Jenkins	(Principal Accounting Officer)

/s/ David L. Liniger	Chairman and Co-Founder	February 22, 2024
David L. Liniger

/s/ Kathleen J. Cunningham	Director	February 22, 2024
Kathleen J. Cunningham

/s/ Roger J. Dow	Director	February 22, 2024
Roger J. Dow

/s/ Norman K. Jenkins	Director	February 22, 2024
Norman K. Jenkins

/s/ Stephen P. Joyce	Director	February 22, 2024
Stephen P. Joyce

/s/ Laura G. Kelly	Director	February 22, 2024
Laura G. Kelly

/s/ Annita M. Menogan	Director	February 22, 2024
Annita M. Menogan

/s/ Christine M. Riordan	Director	February 22, 2024
Christine M. Riordan

/s/ Katherine L. Scherping	Director	February 22, 2024
Katherine L. Scherping

/s/ Teresa S. Van De Bogart	Director	February 22, 2024
Teresa S. Van De Bogart